Exhibit 4.2

SPERO THERAPEUTICS, INC.

INVESTORS’ RIGHTS AGREEMENT

JUNE 30, 2017

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6.4.	Titles and Subtitles	25
6.5.	Notices	25
6.6.	Amendments and Waivers	25
6.7.	Severability	26
6.8.	Aggregation of Stock	26
6.9.	Entire Agreement	26
6.10.	Dispute Resolution	26
6.11.	Delays or Omissions	26
6.12.	Acknowledgment	27
6.13.	Several Obligations	27
6.14.	No Commitments	27

Schedule A	-	Schedule of Investors
Schedule B	-	Schedule of Key Holders

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INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 30th day of June, 2017, by and among Spero Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder.”

RECITALS

WHEREAS, the Company is the surviving corporation of a merger of a Delaware limited liability company called Spero Therapeutics, LLC (the “Spero LLC”) and a Delaware corporation called Spero OpCo, Inc., effected in order to reorganize Spero LLC as a Delaware corporation (the “Reorganization”);

WHEREAS, Spero LLC had issued Junior Preferred Units, Class A Preferred Units, Class B Preferred Units, Class C Preferred Units, Incentive Units and Common Units, as defined in the Sixth Amended and Restated Operating Agreement of Spero LLC, by and among Spero LLC and the Persons identified as Members on Schedule A thereto, dated March 7, 2017 (the “Operating Agreement”);

WHEREAS, the Operating Agreement, among other things, set forth certain rights and obligations of the equity holders of Spero LLC, including with respect to the rights of the investors in Spero LLC to cause Spero LLC to register certain equity issuable to the such investors, to receive certain information from Spero LLC and to participate in equity offerings by Spero LLC;

WHEREAS, as part of the Reorganization, the Junior Preferred Units, Class A Preferred Units, Class B Preferred Units, Class C Preferred Units and Common Units were exchanged into equivalent number of shares of Junior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock; and

WHEREAS, the parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2. “Atlas” means Atlas Venture Fund IX, L.P. and Atlas Venture Fund X, L.P.

1.3. “Board of Directors” means the Board of Directors of the Company.

1.4. “Certificate of Incorporation” means the Company’s certificate of incorporation (as amended and in effect).

1.5. “Class B Purchase Agreement” means that certain Class B Purchase Agreement by and among Spero LLC and the purchasers named therein, dated February 1, 2016, as amended.

1.6. “Class C Purchase Agreement” means that certain Class C Purchase Agreement by and among Spero LLC and the purchasers named therein, dated March 7, 2017, as amended.

1.7. “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.8. “Confidential Information” means all documents and information of the Company provided to or learned by a Stockholder in connection with its rights and obligations under this Agreement.

1.9. “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11. “Excluded Registration” means: (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.12. “Form S-1” means such registration form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13. “Form S-3” means such registration form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14. “GAAP” means generally accepted accounting principles in the United States.

1.15. “GV” means GV 2015, L.P.

1.16. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.18. “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.19. “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.20. “Key Holder Registrable Securities” means (i) the shares of Common Stock now owned or subsequently acquired by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.21. “Junior Preferred Stock” means shares of the Junior Preferred Stock of the Company, par value $0.001 per share.

1.22. “Kraft” means KPC Venture Capital LLC.

1.23. “Lundbeckfond Ventures” means Lundbeckfond Invest A/S.

1.24. “Major Investor” means each of Atlas, S.R. One, Lundbeckfond Ventures, Kraft, Osage, Merck, GV, Rock Springs and RA Capital, for so long as each such Investor, together with its Affiliates, continues to hold, as applicable, (i) at least fifty percent (50%) of the Series B Preferred Stock that converted from the Class B Preferred Units of Spero LLC issued to such Investor pursuant to the Class B Purchase Agreement, if such Investor was issued shares of Series B Preferred Stock that converted from the Class B Preferred Units of Spero LLC issued pursuant to the Class B Purchase Agreement and (ii) at least fifty percent

(50%) of the Series C Preferred Stock of Spero LLC that converted from the Class C Preferred Units issued to such Investor pursuant to the Class C Purchase Agreement, if such Investor was issued shares of Series C Preferred Stock that converted from the Class C Preferred Units of Spero LLC issued pursuant to the Class C Purchase Agreement. In the event that RA Capital is a Major Investor, then Blackwell Partners LLC shall also have Major Investor status, independent of RA Capital, during such time.

1.25. “Majority Preferred Interest” means Investors who together hold at least sixty percent (60%) of the then-outstanding Series B Preferred Stock and Series C Preferred Stock, voting together on an as-if converted to Common Stock basis, as a single class.

1.26. “Merck” means MRL Ventures Fund, LLC.

1.27. “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities; provided, however, that Exempted Securities shall not constitute New Securities for any purpose hereunder.

1.28. “Option” means rights, options or warrants to purchase Common Stock.

1.29. “Osage” means Osage University Partners II, L.P., a Delaware limited partnership.

1.30. “Person” means any individual, corporation, partnership, trust, limited liability company, association, firm, joint venture, joint-stock company, estate, unincorporated organization, governmental or regulator body or other entity.

1.31. “Preferred Registrable Securities” means Registrable Securities exclusive of Key Holder Registrable Securities.

1.32. “Preferred Stock” means, collectively, shares of the Company’s Junior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.33. RA Capital” means funds managed by RA Capital Management who are Investors, including RA Capital Healthcare Fund, L.P. and Blackwell Partners LLC - SERIES A.

1.34. “Registrable Securities” means: (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors prior to or after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Holders shall not be deemed Holders for the purposes of Sections 2.10 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement

1.35. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.36. “Requisite Series C Interest” means the holders of at least sixty percent (60%) of the then-outstanding Series C Preferred Stock.

1.37. “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.12(b) hereof.

1.38. “Rock Springs” means Rock Springs Capital Master Fund LP.

1.39. “S.R. One” means S.R. One, Limited.

1.40. “Sale Event” means a Deemed Liquidation Event, as defined in the Certificate of Incorporation.

1.41. “SEC” means the Securities and Exchange Commission.

1.42. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.43. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.44. “SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

1.45. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.46. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of one counsel to the selling Holders borne and paid by the Company as provided in Subsection 2.6.

1.47. “Preferred Director” means any director of the Company that the holders of record of the Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.48. “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

1.49. “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.001 per share.

1.50. “Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.

1.51. “Stockholder” means each Investor and each Key Holder.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration.

(a) If at any time one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least sixty percent (60%) of the Preferred Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding for which the anticipated aggregate offering price, net of Selling Expenses, would be at least $10 million, then the Company shall: (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty-five percent (25%) of the Preferred Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities for which the anticipated aggregate offering price, net of Selling Expenses, would be at least $1 million, then the Company shall: (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once (1x) in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (A) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3. Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(c)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities held by the Holders included in such underwriting be reduced unless all other securities are first entirely excluded from the underwriting or (ii) any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provisions in this Section 2.3(b) and Section 2.3(a) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(c) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least sixty percent (60%)of the Preferred Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of at least sixty percent (60%) of the Preferred Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless: each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 2.8(b) and Section 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule

424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the Preferred Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to initiate a demand registration of any securities held by such holder or prospective holder.

2.11. “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be reasonably requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders of Preferred Registrable Securities only if all officers, directors and stockholders individually owning more than one percent (1%) of the outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders of Preferred Registrable Securities subject to such agreements, based on the number of shares subject to such agreements.

2.12. Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either: (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Sale Event;

(b) solely with respect to the rights under Section 2.1 hereunder, when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144(b) within any ninety (90) day period; and

(c) on the fifth (5th) anniversary of the IPO.

3. Information Rights.

3.1. Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such fiscal year, and (C) a statement of stockholder’s equity as of the end of such fiscal year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each of the four (4) quarters of each fiscal year, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter, including monthly detail, and, if requested by the Board of Directors in its sole discretion, a comparison between (x) the actual amounts as of and for such quarter and (y) the comparable amounts for the prior quarter and the comparable time period one (1) year prior and as included in the Budget for such quarter, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days after the end of each of the four (4) quarters of each fiscal year, a statement showing (A) the number of shares of capital stock of each class and series at the end of the period, (B) the shares of capital stock issuable upon conversion or exercise of any outstanding Convertible Securities, including (x) the exchange ratio or exercise price applicable thereto or (y) with respect to convertible debt securities, pertinent details regarding such debt securities, including the face amount, issue date, maturity date, interest rate, conversion discount, change of control premium and valuation cap, if applicable, and (C) the number of issued Options and shares of Common Stock reserved for issuance pursuant to any plan, agreement or arrangement approved by the Board of Directors, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the Chief Financial Officer of the Company or the CEO as being true, complete, and correct;

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month, and an unaudited balance sheet and statement of stockholder’s equity as of the end of such month, and a comparison between (x) the actual amounts as of and for such month and (y) the comparable amounts for the prior month and the comparable time period one (1) year prior and as included in the Budget for such month, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such month, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event at least thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors (including a majority of the Preferred Directors), including balance sheets, income statements, and statements of cash flow and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Section 3.1(a), Section 3.1(b) and Section 3.1(c), an instrument executed by the Chief Financial Officer of the Company and the CEO certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(a)(ii) and Section 3.1(a)(iv)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(g) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company or any of its subsidiaries or tax reporting or obligations of the Company or any of the Company’s subsidiaries as any Major Investor (which for purposes of this Section 3.1(g) shall include any Affiliate or limited partner of any Major Investor) may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (A) that the Company reasonably determines in good faith to be a trade secret or similar highly confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2. Inspection. The Company shall permit each Major Investor (which for purposes of this Section 3.2 shall include any Affiliate or limited partner of any Major Investor), at such Major Investor’s expense, to: visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or similar highly confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3. Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Sale Event, whichever event occurs first.

3.4. Confidential Information.

(a) Each Stockholder agrees that such Stockholder will keep confidential and will not disclose any Confidential Information (including notice of the Company’s intention to file a registration statement), unless such Confidential Information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Stockholder), (ii) is or has been independently developed or conceived by the Stockholder without use of the Company’s Confidential Information, (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company, or (iv) is permitted to be used by such Stockholder pursuant to a license or other written agreement between the Company and such Stockholder or an Affiliate of such Stockholder; provided, however, that a Stockholder may disclose Confidential Information: (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (B) to any prospective purchaser of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4(a); (C) to any Affiliate, partner, member, stockholder, officer, director, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and requires such Person to maintain the confidentiality of such information; or (D) as may otherwise be required by law, rule, regulation or listing standard, provided that, to the extent legally permitted, the Stockholder takes reasonable steps to minimize the extent of any such required disclosure.

(b) The Company and each Stockholder shall use reasonable efforts not to disclose the name of any of the Affiliates of any Investor unless such Affiliate’s relationship with such Investor (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Stockholder) or (ii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose the name of any of the Affiliates of any Investor: (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (B) to any prospective purchaser of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4(b); (C) to any Affiliate, partner, member, stockholder, officer, director, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such Affiliate’s relationship with such Investor is confidential and requires such Person to maintain the confidentiality of such Affiliate’s relationship with such Investor; (D) as may otherwise by law or order of any court or governmental authority or any arbitration order (in which case, after giving reasonable notice thereof to any such Affiliate to allow such Person the opportunity to oppose such disclosure); or (E) to the extent that such Investor consents in writing to such disclosure.

3.5. Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Investors are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, any such Investor shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor in any entity competitive with the Company or (ii) actions taken by any partner, officer or other representative of such Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any such Investor from liability associated with (A) the unauthorized disclosure of the Confidential Information or (B) bad faith or willful misconduct on the part of such Investor.

3.6. Spero LLC Final K-1. The Company shall deliver to the Stockholders who were members of Spero LLC the final Schedule K-1 for such members’ interest in Spero LLC within              days of the consummation of the Reorganization.

4. Participation Rights.

4.1. Offer of Preemptive Rights. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor holding shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (a “Senior Preferred Investor”). A Senior Preferred Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to each such Senior Preferred Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, including a summary of the rights and privileges of such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each such Senior Preferred Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Registrable Securities then held, by such Senior Preferred Investor bears to the total number of Registrable Securities then held, by all Senior Preferred Investors. At the expiration of such twenty (20) day period, the Company shall promptly notify each Senior Preferred Investor that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Senior Preferred Investor”) of any other Senior Preferred Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Senior Preferred Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which Senior Preferred Investors were entitled to subscribe but that were not subscribed for by the Senior Preferred Investors which is equal to the proportion that the Registrable Securities then held, by such Fully Exercising Senior Preferred Investor bears to the Registrable Securities then held, by all Fully Exercising Senior Preferred Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the sixty (60) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Senior Preferred Investors in accordance with this Section 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

4.2. Termination. The covenants set forth in Section 4 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Sale Event, whichever event occurs first.

5. Additional Covenants.

5.1. Insurance.

(a) The Company shall use its commercially reasonable efforts to obtain from financially sound and reputable insurers Directors and Officers liability insurance in an amount of coverage equal to at least $3,000,000 (which, subject to further approval of the Board of Directors, coverage amount shall be increased immediately prior to the IPO to a level commensurate with that of similarly situated companies) and otherwise on terms and conditions satisfactory to a majority of the Preferred Directors. The Company will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as a majority of the Preferred Directors determines that such insurance should be discontinued.

(b) The Company shall use its commercially reasonable efforts to obtain, prior to July 4, 2017, from financially sound and reputable insurer term “key-person” life insurance on Ankit Mahadevia, in an amount and on terms and conditions satisfactory to the Requisite Series C Interest, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Requisite Series C Interest determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee.

5.2. Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to Confidential Information and/or trade secrets or who develops intellectual property for the Company to enter into a non-disclosure and invention assignment agreement and each employee (other than those performing solely administrative duties) to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by a majority of the Preferred Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or, subject to Section 5.3, any restricted stock security agreement between the Company and any employee, without the consent of a majority of the Preferred Directors.

5.3. Employee Stock. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Directors), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. Unless otherwise approved by the Requisite Series C Interest, all capital stock and options to purchase capital stock issued to or held by Ankit Mahadevia and Tom Parr shall be subject to vesting and/or Company repurchase rights acceptable to the Requisite Series C Interest.

5.4. Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the Preferred Directors:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee of the Company or Director or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) otherwise enter into or be a party to any transaction with any Director, Officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement; or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(f) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(g) change the principal business of the Company;

(h) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(i) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000.

5.5. Board Matters. Unless otherwise determined by the vote of a majority of the Directors then in office, the Board of Directors shall meet at least eight (8) times per calendar year, of which at least four (4) shall be in person, in accordance with an agreed-upon schedule. The Company shall promptly reimburse in full each member of the Board of Director who is not an employee of the Company or any of its direct or indirect subsidiaries for all such Director’s reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending any meeting of the Board of Directors or a committee thereof or any board of directors or committee thereof of a subsidiary of the Company or any events attended on behalf of the Company or a subsidiary thereof. The Board of Directors may establish an audit committee, compensation committee or other committees from time to time and any such committee shall carry out such functions as may from time to time be delegated to it by the Board of Directors. Each Preferred Director shall be entitled to be a member of any committee established by the Board of Directors.

5.6. FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws

5.7. Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO; or (ii) upon a Sale Event, whichever event occurs first.

6. Miscellaneous.

6.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that: (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee: (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2. Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles.

6.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4. Titles and Subtitles. Titles or captions of Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

6.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, Schedule B hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Mintz Levin, One Financial Center, Boston, MA 02111, Attention: Lewis J. Geffen, Esq.

6.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least sixty percent (60%) of the Preferred Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided further that with respect to a waiver of the provisions of Section 4.1, such waiver shall only be effective if all Senior Preferred Investors that have rights under Section 4.1 are provided the opportunity to participate in such offering of New Securities on similar terms and in proportionally similar amounts as the other Senior Preferred Investors who are participating in such offering. Notwithstanding the foregoing to the contrary, no amendment or waiver that by its terms alters or changes the powers, preferences, or special rights of any stockholder of the Company that by its terms is disproportionate to the effect on other stockholders of the Company holding the same class or series of capital stock may be made without the affirmative vote or written consent of the disproportionately affected stockholder or stockholders. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the

Investors hereunder, without also the written consent of the holders of at least a majority of the Key Holder Registrable Securities which shall not be unreasonable withheld, conditioned or delayed. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. For avoidance of doubt, any consent or waiver provided by an Investor pursuant to this Section 6.6 shall be made solely with respect to such Investor and its securities and no other Investor or their respective securities.

6.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.10. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Massachusetts and to the jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.11. Delays or Omissions. Except as set forth in Section 6.6 with respect to the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c), no delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12. Acknowledgment. Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.13. Several Obligations. All representations, warranties, covenants and agreements of the Investors hereunder are several and not joint. No Investor shall be liable for any other Investor’s breach of this Agreement.

6.14. No Commitments. The Company acknowledges and agrees that (i) no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, (ii) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (iii) the Company shall not rely on any such statement by any Investor or its representatives and (iv) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPERO THERAPEUTICS, INC.

By:	/s/ Ankit Mahadevia
Name:	Ankit Mahadevia
Title:	Chief Executive Officer

KEY HOLDERS:

/s/ Laurence Rahme
Laurence Rahme

MAHADEVIA-MEHTA FAMILY TRUST

	By:	/s/ Ankit Mahadevia
	Name:	Ankit Mahadevia
	Title:	Trustee

/s/ Michael Pucci
Michael Pucci

/s/ Andrew Marks
Andrew Marks

/s/ Robert Zahler
Robert Zahler

/s/ Milind Deshpande
Milind Deshpande

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

GV 2015, L.P.

By:	GV 2015 GP, L.L.C., its General Partner

By:	/s/ Jennifer L. Kercher
Name:	Jennifer L. Kercher
Title:	Authorized Signatory

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ROCK SPRINGS CAPITAL MASTER FUND LP

By: Rock Springs General Partner LLC

By:	/s/ Mark Bussard
Name:	Mark Bussard
Title:	Managing Member

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Management, LLC
Its:	General Partner

	By:	/s/ Nicholas McGrath
	Name:	Nicholas McGrath
	Title:	Authorized Signatory

Notice Address

RA Capital Management, LLC
20 Park Plaza
Suite 1200
Boston, MA 02116
Attn: Nicholas McGrath

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Jannine M. Lall
Jannine M. Lall
Controller
DUMAC, Inc.
Authorized Agent

By:	/s/ Neal F. Triplett
Neal F. Triplett
President
DUMAC, Inc.
Authorized Agent

Notice Address

Blackwell Partners LLC – Series A 280 S. Mangum Street
Suite 210
Durham, NC 27701
Attn: Jannine Lall

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ATLAS VENTURE FUND IX, L.P.

By:	Atlas Venture Associates IX, L.P.
Its General Partner

By:	Atlas Venture Associates IX, LLC
Its General Partner

By:	/s/ Frank Castellucci
Name: Frank Castellucci
Title: Secretary

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ATLAS VENTURE FUND X, L.P.

By:	Atlas Venture Associates X, L.P.
Its General Partner

By:	Atlas Venture Associates X, LLC
Its General Partner

By:	/s/ Ommer Chohan
Name:	Ommer Chohan
Title:	CFO

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

S. R. ONE, LIMITED

By:	/s/ Brian M. Gallagher
Name: Brian M. Gallagher, Jr., Ph.D.
Title: Vice President & Partner

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

PARTNERS INNOVATION FUND, LLC

By:	/s/ Meredith Fisher
Name: Meredith Fisher
Title: Partner

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LUNDBECKFOND INVEST A/S

acting by:

/s/ Mette Kirstine Agger
Name: Mette Kirstine Agger
Title: Managing Partner, Lundbeckfond Ventures

/s/ Lene Skole
Name: Lene Skole
Title: CEO, Lundbeckfond Invest A/S

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MRL VENTURES FUND, LLC

By:	/s/ Reza Halse
Name:	Reza Halse
Title:	President

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

KPC VENTURE CAPITAL LLC

By:	/s/ Jonathan A. Kraft
Name: Jonathan A. Kraft
Title: Assistant Secretary of its Manager

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

OSAGE UNIVERSITY PARTNERS II, L.P.

By:	Osage University GP II, LP, its general partner

By:	Osage Partners, LLC, its general partner

By:	/s/ William Harrington
Name: William Harrington
Title: Member

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

THE GENERAL HOSPITAL CORPORATION

By:	/s/ Emy Chen
Name: Emy Chen
Title: Associate Director

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

ASCENION GMBH

By:	/s/ Christian Stein
Name: Dr. Christian Stein
Title: CEO

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Name and Address

GV 2015, L.P.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Jennifer L. Kercher

Email: notice@gv.com

Rock Springs Capital Master Fund LP

650 South Exeter Street

Suite 1070

Baltimore, MD 21202

RA CAPITAL HEALTHCARE FUND, L.P.

20 Park Plaza

Suite 1200

Boston, MA 02116

Attention: Nicholas McGrath

BLACKWELL PARTNERS LLC - SERIES A

280 S. Mangum Street

Suite 210

Durham, NC 27701

Attn: Jannine Lall

Atlas Venture Fund IX, L.P.

25 First St.

Suite 303

Cambridge, MA 02131

Atlas Venture Fund X, L.P.

400 Technology Square, 10th Floor

Cambridge, MA 02139

S.R. One, Limited

161 Washington St.

Suite 500

Conshohocken, PA 19428

MRL Ventures Fund, LLC

320 Bent Street

Cambridge, MA 02141

Lundbeckfond Invest A/S

Scherfigvej 7

DK-2011 Copenhagen

Demark

KPC Venture Capital LLC

c/o The Kraft Group

One Patriot Place

Foxborough, MA 02035

Osage University Partners II, L.P.

c/o Osage Partners

Attn: Fund Controller

50 Monument Road, Suite 201

Bala Cynwyd, PA 19004

Partners Innovation Fund, LLC

Partners Healthcare

215 First Street, 5th floor, Elevator A

Cambridge MA 02142

SCHEDULE B

Key Holders

Name and Address

Aileen Rubio

Akash Jain

Amanda McIntyre

Andrew Marks

Ankit Mahadevia

Ankit Mahadevia, Trustee of Mahadevia-Mehta Family Trust

Ascenion GmbH

Christina Larkin

Eric Gordon

Evan Hecker

Heather Smotrich

Jacques Dumas

Jeff Stein

John Tomayko

Katherine Heang

Katie Peterson

Krista Farrington

Laurence Rahme

Lena Grosser

Lisa Henrici

Luke Utley

Mary Fudeman

Melissa Stundick

Michael Pucci

Milind Deshpande

Nicole Cotroneo

Patrick Vink

Paul Ambrose

Robert Zahler

Scott Coleman

Sheila Finan

Stephanie Almeida

Steve Garbacz

The General Hospital Corporation

Theresa Farrell

Thomas Parr

Thomas Zabawa

Tim Keutzer

Troy Lister